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                                                                      EXHIBIT 11




                                                   Draft Dated February 20, 1996




Principal Preservation Portfolios, Inc.
215 North Main Street
West Bend, Wisconsin  53095

Gentlemen:

  In connection with the registration of shares of the Tax-Exempt Portfolio, a series of Principal Preservation Portfolios, Inc., a Maryland corporation (the "Registrant"), you have requested that we furnish you with the following opinion, which we understand is to be used in connection with and filed as an exhibit to the Registration Statement on Form N-14 (as may be amended, "Registration Statement") initially filed with the Securities and Exchange Commission on or about February 21, 1996.

  We understand that the shares of Common Stock of the Tax-Exempt Portfolio to which the Registration Statement relates will be issued in exchange for outstanding shares of the Insured Tax-Exempt Portfolio, another separate series of the Registrant, pursuant to the terms of a Plan of Reorganization and Liquidation (the "Plan of Reorganization"), dated February 20, 1996, all as described in the Registrant's Registration Statement. For purposes of rendering this opinion, we have examined originals or copies of such documents as we considered necessary, including those listed below. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

  The documents we have examined include:

  1. The Registration Statement;

  2. The Articles Supplementary dated April __, 1996, filed and approved by the State of Maryland State Department of Assessments and Taxation on April __, 1996 to take effect as of the date of this opinion letter;

  3. The Plan of Reorganization;

  4. Minutes of a January 19, 1996 meeting of the Registrant's Board of Directors at which the Board authorized the transactions described in the Plan of Reorganization;

  5. Resolutions approving the Plan of Reorganization duly adopted by the shareholders of the Insured Tax-Exempt Portfolio at a special meeting held on April 24, 1996;

  6. Other documents and certificates exchanged between the parties at the closing contemplated by and pursuant to the Plan of Reorganization; and

  7. Such certificates of public officials and other public documents, certificates of officers and representatives of the parties to the Plan of Reorganization and such matters of law as we deemed relevant to the opinions expressed herein.
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Principal Preservation Portfolios, Inc.
Draft Dated February 20, 1996
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  Based upon and subject to the foregoing, after having given due regard to such issues of law as we deemed relevant, and assuming that:

  1. The Registration Statement remains effective, and the Proxy
     Statement/Prospectus which is a part thereof and your Proxy
     Statement/Prospectus delivery procedures with respect thereto fulfill all the requirements of the Securities Act of 1933 and the Investment Company Act of 1940 throughout all periods relevant to this opinion;

  2. All offers and issuances of shares of Common Stock of the Tax-Exempt Portfolio registered under the Registration Statement are conducted in a manner complying with the terms of the Plan of Reorganization and the Registration Statement; and

  3. All offers and issuances of shares of Common Stock of the Tax-Exempt Portfolio registered under the Registration Statement are conducted in compliance with the securities laws of the states having jurisdiction thereof;

we are of the opinion that shares of Common Stock of the Tax-Exempt Portfolio covered by the Registration Statement will be, when issued, legally and validly issued, fully paid and non-assessable.

                                                    Very truly yours,




                                                    QUARLES & BRADY

360:laz
760314.41101